EXHIBIT 10.43

Employment Agreement

dated as of 24 October, 2008

by and between

Chiquita Brands International Sàrl

(hereinafter the Company)

and

Michel Loeb

(hereinafter the Employee)

It is agreed:

Definitions

In this Agreement:

•	Group means the group of companies and any of these companies separately that are part of the same financial-economic group as the Company;

•	CBII means Chiquita Brands International, Inc.

•	Undertaking means the undertaking that the Company exploits;

•

Information means commercial, technical, strategic, or financial data, concerning CBII, the Company or the Group, or business partners or employees of either or both, which the Employee has obtained during his employment with the Company, irrespective of the form of data (oral, electronic, hard copy etc.);

•	Confidential Information means all information except information which the Employee can prove was already made public by CBII, the Company or the Group.

Article 1—Appointment

The Company will employ the Employee and the Employee will serve the Company for an indefinite period as President, Chiquita Fresh Europe and Middle East (job category EX) on the terms set out in this Agreement. This appointment takes effect as of the date hereof or any date later conditional upon having a valid work permit. The Employee will report to the Chairman & CEO of CBII.

The Company may assign to the Employee tasks, duties and missions different from those which the Employee is hired to carry out. Any such new assignment does not constitute a breach of contract to the extent that it is commensurate with the Employee's qualifications and does not adversely affect his remuneration package.

Article 2—Place of performance

The Employee will exercise his functions in Switzerland. The exact place of performance is not a specified essential of this Agreement.

Where appropriate for the Employee's duties and responsibilities, the Company may require the Employee to undertake national and international travel.

The Employee expressly agrees to such transfer and travel.

Article 3—Working hours

The Employee has a position of management in the Company so that the provisions on limitation of working time do not apply.

Any additional work and overtime is already included in the Employee’s salary and will not be remunerated or compensated separately.

Article 4—Credited years of service

The Employee has been in employment with the Group since January 1, 2004. This time shall be considered with respect to the Employee's claims and entitlements which depend on his years of service.

Article 5—General duties of the Employee

The Employee must promote the interests of the Company, the Group and CBII at all times.

The Employee must perform all duties and exercise all powers that the Company may assign to or vest in him.

In carrying out his assignments, the Employee will always show the care and concern of a prudent businessman in the performance of same.

The Employee must give the Company and CBII all information regarding the Company's and CBII’s business that they require and must comply with all instructions from the Company and CBII.

Article 6—Compensation

§1 Salary

The Company must pay the Employee a gross salary of CHF 37,759 per month, payable in 13 monthly instalments. The Employee's monthly salary will be processed by a payroll provider as appointed by the Company.

§2 Relocation; Claw back clause

The Employee shall receive a relocation allowance of one month’s salary and spousal assistance as per the Company’s relocation policy. The relocation allowance is conditional upon the Employee being in active service with the Company under this Agreement for two full years from the date of this Agreement. If the Employee's active service with the Company ends voluntarily prior to the seven month anniversary of the date of this Agreement, the full relocation allowance must be repaid to the Company. If the Employee's active service with the Company ends voluntarily following the seven month anniversary of the date of this Agreement but prior to the second anniversary of the date of this Agreement, the Employee shall repay to the Company 1/24th of the relocation allowance for each month by which the termination precedes such two year anniversary.

§3 Housing allowance

The Employee shall receive a net housing allowance of up to CHF 26,415 on a yearly basis. The net housing allowance will be phased out over a consecutive period of 4 years commencing on the date hereof (100% of CHF 26,415 in year 1—75% of such amount in year 2—50% of such amount in year 3—25% of such amount in year 4) and the applicable amount will be paid in 12 monthly installments. In case the Employee purchases a dwelling in Switzerland, the Company will allow the Employee to receive the remaining part of such housing allowance as from the moment of purchase of the dwelling until the expiration of the 4 year period of entitlement to a housing allowance. In case the Employee leaves the Company on his own decision, or is dismissed for important reasons pursuant to article 337 CO, the Employee shall reimburse 1/48 of the 4 year net allowance for each month by which the termination of employment precedes the expiration of the 4 year eligibility period.

§4 Payment

The salary, housing allowance and the end-of-year bonus will be paid into the Employee’s account, details of which shall be provided to the Company by Employee, net, after deduction of the social security contributions, appropriate taxes (if applicable) and any other applicable approved deductions.

Article 7—Management Incentive Plan

The Employee takes part in the Management Incentive Plan (MIP), to the extent that Employee complies with the conditions of the MIP, as determined by CBII. Any bonus allocated under the MIP is absolutely discretionary and subject to the conditions set forth in the MIP. The Employee acknowledges that eligibility to take part in the MIP is no guarantee of receipt of a bonus and that the receipt of a bonus for a given year does not automatically ensure any future bonus under the MIP.

At any time, CBII may, without prior notification to or consent of the Employee, amend, revise or terminate the MIP.

Article 8—Long Term Incentive Program

The Employee takes part in a renewable three year incentive programme in accordance with the conditions set out in the Long Term Incentive Program (LTIP), as determined by CBII.

Any award allocated under the LTIP is absolutely discretionary and subject to the conditions set forth in the LTIP. The Employee acknowledges that eligibility to participate in the LTIP is no guarantee of receipt of an award and that the receipt of an award for a given performance period does not automatically ensure future awards or eligibility for continued or future participation under the LTIP.

At any time, CBII may, without prior notification to or consent of the Employee, amend, revise or terminate the LTIP.

Article 9—Stock Award

The Employee is eligible to earn awards under the Chiquita Stock and Incentive Plan (“Stock Plan”) in accordance with his job level and the CBII policy. Eligibility for awards is based on the following criteria, as they are evaluated by CBII: CBII’s and the Group's financial performance, consistency of superior individual performance (including results, skills, and behaviour) and potential.

In case the employment contract should be terminated, voluntarily or involuntarily, any then unvested awards will be forfeited, except as may be otherwise provided in the Executive Officer Severance Pay Plan (EOSPP).

At any time, CBII may, without prior notification to or consent of the Employee, amend, revise or terminate the Stock Plan.

Article 10—Company car

The Company must make available to the Employee a company car according to the provisions of the European and Swiss car policy, for carrying out his professional activities. All car-related expenses will be paid by the Company, except fuel during vacation periods.

The Employee must use the company car with due diligence, in accordance with the car policy. The Employee acknowledges having received a copy of the car policy, having examined its content, and agrees to comply with it.

The Employee may use the company car for private purposes, in accordance with the terms of the car policy.

Any benefits in kind must be declared and reported on the Employee's salary certificate.

Article 11—Pension scheme

The Employee will be affiliated to the pension fund applicable for the Swiss employees as per Company policy outlined in the Employee benefit booklet, receipt of which by Employee is hereby acknowledged.

Article 12—Medical Plan

The Employee is also eligible for a medical allowance as per Company policy outlined in the Employee benefit booklet.

Article 13—Expense Regulation

The Company will reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement in accordance with the Company's Expense Regulation.

Article 14—Generosities

§1 Definitions

In this article the term "Generosity" means any advantage to which the Employee has no right at law or under this Agreement.

§2 Adjudication and withdrawal

On the conditions fixed by the Company, the Company may award a Generosity to the Employee. The Company may also withdraw a Generosity, with no obligation to explain why to the Employee. The Company may unilaterally withdraw or change the conditions for a Generosity that it itself defined. The Employee recognises the Company's autonomy in this matter.

The Employee has no right to a Generosity. By this Agreement, the parties expressly exclude 'custom' as the source of any right to a Generosity.

The Employee may not claim any proportional right to a Generosity if his employment is terminated.

Article 15—Vacation and holidays

The Employee is entitled to 25 holidays per year.

The holidays must in principle be taken during the calendar year of the entitlement. A maximum of five days can be transferred to the next calendar year. The Employee may only take vacation leave at times agreed in advance with the Company.

Article 16—Sickness and injury

The Employee must inform the Company as soon as possible of his incapacity, but no later than within one day, to enable the Company to take the necessary steps to ensure the continuity of business. The Employee is required to provide a medical certificate as of the second day of continuing absence.

The Employer commits himself to continue to pay the salary during incapacity to work for a period up to 3 months. The Employer’s obligation to continue to pay the salary in case of sickness shall be replaced by short term disability insurance after the 3rd month of incapacity. The insurance contract sets forth the terms & conditions.

Article 17—Exclusivity clause

The Employee acknowledges and accepts that his duties and responsibilities demand, and his remuneration was fixed so, that the Employee devotes his full working time and ability to the Company's business.

CBII must consent in advance if the Employee wishes to undertake any other professional activity. CBII may refuse its consent without giving reasons, or may subject its consent to certain conditions.

This consent is required for any professional activity, whether paid or not, that:

(a)	the Employee carries out directly as a self-employed person or as an employee, officer or representative of a company or unincorporated association; or

(b)	a company or unincorporated association that is under the Employee's control carries out.

CBII is aware that the Employee is Director of EMC2 Management SPRL. The Employee commits himself to not exercise any activity which is contradictory to (i) the interest of CBII, the Company or any other companies of the Group or (ii) the articles of this Agreement.

Article 18—Confidential information

During the term of this Agreement, the Employee shall not:

•	disclose to any person any Confidential Information

•	use any Confidential Information for his own purposes (whether for financial gain or not) or for the purposes of any other person (whether for financial gain or not).

At any time after this Agreement ends, the Employee must:

•	not disclose Confidential Information to any person;

•	not use any Confidential Information for his own purposes (whether for financial gain or not) or for the purposes of any other person (whether for financial gain or not);

•

spontaneously, or at the latest at the first request of CBII, the Company or the companies of the Group, return all Confidential Information to CBII, the Company or the associated companies, irrespective of how the Confidential Information is stored;

•	inform his new employer or customer of this obligation.

Article 19—Transfer of Intellectual Property

The rights to inventions and designs made or conceived by the Employee individually or jointly while performing his employment activity and in performance of his contractual duties belong to the Company regardless of whether they are legally protected (article 332 para. 1 CO). The rights to inventions and designs, made or conceived by the Employee while performing his employment activity, but not during the performance of his contractual duties, shall be disclosed by him to the Company in accordance with article 332 para. 2 CO in writing and shall be offered for acquisition against reasonable compensation regardless of whether they are legally protected.

Other rights to any work products and any know-how, which the Employee creates or in which creation he participates while performing his employment activity belong exclusively to the Company. To the extent that work products (e.g., software, reports, documentations) are protected by copyrights, the Employee hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use, including the rights of production and duplication, of publishing, to use, to license or to sell, to distribute over data or online media, to modify and develop further as well to develop new products on the basis of the work product of the Employee or on the basis of parts of such work product.

The Company is not obligated to exercise its rights set forth in the preceding paragraphs. The Employee waives the right to be named as author or inventor. The Company is entitled to designate itself as the exclusive owner of the patent rights, copyrights and other rights related to the work products.

Article 20—Gratuities

The Employee may not directly or indirectly accept any commission, rebate or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with the Company or any other Group company except for the usual gifts of minimal value.

Article 21—Termination of the Agreement

§1 Ordinary termination

Either party may terminate their employment contract by giving 6 month prior written notice as at the end of a calendar month.

§2 Executive Officer Severance Pay Plan

The Employee takes part in the Executive Officer Severance Pay Plan (EOSPP) in accordance with the conditions set out therein. Any award allocated under the EOSPP is absolutely discretionary and subject to the conditions set forth in the EOSPP. The Employee notes that eligibility to take part in the EOSPP is no guarantee of receipt of an award.

The Employee acknowledges that he will in any event only receive either the EOSPP award or any entitlement under this Employment Agreement (including the pro rata bonus payment under the MIP in accordance with the Addendum to article 7), whichever is greater in amount.

At any time CBII may, without prior notification to or consent of the Employee, amend, revise or terminate the EOSPP

Article 22—Return of Company property

Upon request of the Company, but in any case when this Agreement ends, for any reason, the Employee must immediately:

•	return to the Company all business cards and credit cards issued to him by the Company or by any other Group company;

•

return to the Company without retaining any copies, all documents in his possession relating to CBII, the Company or to any other Group company, keys to the Company premises, the company car, and all other property, materials and equipment in his possession belonging to CBII, the Company or any other Group company.

Any arrangement or agreement between the parties about terminating this Agreement must be treated as Confidential Information, and the confidentiality clauses in this Agreement shall therefore apply.

Article 23—Unfair competition

The Employee recognizes and understands that he may not disclose, even after termination of his employment, any invention, and business secret or secret concerning a personal or confidential matter, which he has obtained during his employment with the Company.

The Employee recognizes that he may not engage or co-operate in any unfair competition. The following acts are examples of unfair competition:

•

use of information, processes, client lists or supplier lists of CBII, the Company or any other Group company which have come to his knowledge while performing or in connection with his duties, in his own interest or in the interest of any other business;

•	use of the name or logo of CBII, the Company or any other Group company in his own interest or in the interest of any other business;

•	an act which could confuse CBII’s or the Company's clients about CBII, the Company or the business for which the Employee is acting;

•	an attempt to induce or encourage an employee of CBII, the Company or of another Group company to leave CBII, the Company or the Group company.

Article 24—Non-solicitation

During his employment with the Company and for a period of one year after the termination of his employment with the Company, for any reason, voluntary or involuntary, the Employee will not, without the written consent of CBII, directly or indirectly solicit, entice, persuade or induce:

•	any person or entity which has a business relationship with CBII or the Company to direct or transfer away any business, customers or source of income from CBII, the Company or the Group; or

•	any person to exit CBII, the Company or the Group (excluding persons being employed in an administrative, non-professional or non-management function).

Article 25—Special Non-Competition Clause

§1 Background

The Company has:

•	an international scope of activities; or

•	important economic, technical or financial interests in international markets; or

•	its own research department or a department that creates original industrial models.

During his employment with the Company, the Employee will be involved in the international management of CBII and the Company. As a result, he will acquire exceptional experience in knowledge of and insight into CBII’s and the Company's international administrative and financial management, the use of which outside the business would seriously damage CBII and/or the Company.

§2 Subject

Therefore, in consideration of his Employment of the Company and his eligibility to receive payments from the Company hereunder or otherwise (including, but not limited to the Stock Plan), if this Agreement ends for any reason, voluntary or involuntary, the Employee shall not, without the written consent of the Company, directly or indirectly, whether as an employee, officer, director, partner, joint venturer, consultant, independent contractor, agent, representative, shareholder (other than as a holder of less than five percent (5%) of any class of publicly traded securities of any such Competing Business) or in any other capacity, engage in any activity that competes with CBII or any subsidiary in Switzerland and the members of the European Community.

This covenant is limited to 12 months from the date of Employee’s termination of employment CBII or any of its subsidiaries, including the Company.

§3 Conditions for enforcement

This covenant will however have no effect if the Employee terminates the employment contract because of the Company's serious misconduct.

§4 Waiver

Within 15 days after terminating this Agreement, the Company may waive its rights under this clause for any reason at its own discretion. The waiver must be in writing.

In the absence of such a waiver, in consideration for this covenant, the Employee expressly acknowledges that the value realized from any awards of stock granted by CBII or the Company pursuant to Article 9 of this contract will be used to satisfy the Company’s obligations under Article 25 §4.

Article 26—Sanctions

In case of a breach of any of the undertakings in Articles 18 (Confidential Information), 23 (Unfair Competition), 24 (Non-Solicitation) and 25 (Special Non-competition Clause), the Employee shall pay to the Company liquidated damages in an amount equal to six months' salary per case and event. In addition, the Employee shall have to compensate the Company for any further damages and financial losses directly arising out of or relating to such breach. The Company may request the Employee to cease such breach and may seek court order, including interim orders, prohibiting such breaches.

Article 27—Work Rules | Code of Conduct | Relocation Policy

The Employee acknowledges having received copies of the Work Rules, Code of Conduct and of the Relocation Policy.

Article 28—RSU Tax Filing Costs

The Company shall compensate the Employee for reasonable out-of-pocket costs of obtaining professional service for preparing the Employee’s personal income tax filings with regard to any Restricted Stock Units (RSUs) awarded to Employee by the Company; costs for all other aspects of Employee’s tax filings shall be borne by the Employee. The Company’s obligations as provided in this Article 28 shall be limited to personal income tax filings for the year 2008, and through and including (i) the year 2012 or (ii) the year in which the RSUs become fully taxable in Switzerland, whichever event occurs earlier.

Article 29—Applicable Law

This Agreement shall be governed by and construed in accordance with Swiss law.

Article 30—General

This Agreement constitutes the whole agreement between the Employee and the Company and replaces any previous agreement, arrangement or correspondence on the subject matter of this Agreement with the Company or any Group company.

Any provision of this Agreement that is determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability and without invalidating the remaining provisions hereof.

This Agreement was signed in 3 counterparts, any one of which shall constitute a valid original.

By signing this Agreement, each party acknowledges having received one original.

The Employee	For the Company

/s/Michel Loeb	By:	/s/ Michael B. Sims
Michael B. Sims
	Its:	Director

Addendum to employment agreement

between Chiquita Brands International

sarl and Michel Loeb dd. 24/10/2008

Addendum to article 7—the Management Incentive Plan

Employee takes part in the Management Incentive Plan (MIP), to the extent that Employee complies with the conditions of the MIP, as determined by CBII. The current bonus target is 70% of the annual base salary pursuant to Article 6 § 1 of the Employment Agreement and is dependent on the work performed by the Employee and the results of CBII.

The Employee is entitled to a pro rata temporis allocation of said bonus, if the Employee is no longer employed by the Company on the normal date of payment of this bonus, unless he terminates his employment relationship voluntarily, without the Company giving him valid cause to do so, or unless he is terminated due to a violation of his duties as an Employee. Consequently, the Employee will receive a bonus that reflects his participation in the MIP during the year of his departure to the extent that the Employee should have a right to a bonus in accordance with the conditions of the MIP. The preceding is subject to the provisions of the Executive Officer Severance Pay Plan, which shall govern to the extent that it provides a more favourable treatment to the Employee.

Any bonus allocated under the MIP is absolutely discretionary and subject to the conditions set forth in the MIP. The Employee notes that eligibility to take part in the MIP is no guarantee of receipt of a bonus and that the receipt of a bonus for a given year does not automatically ensure any future bonus under the MIP.

At any time, CBII may, without prior notification to or consent of the Employee, amend, revise or terminate the MIP.

SO AGREED on the date set forth below, next to the participant's signature.

Place, date	Rolle, Nov. 4th 2008

Participant's signature	/s/Michel Loeb

Addendum to employment agreement

between Chiquita Brands International

sarl and Michel Loeb dd. 24/10/2008

Addendum to article 8—the Long Term Incentive Program

The Employee takes part in a renewable three year incentive programme in accordance with the conditions set out in the Long Term Incentive Program (LTIP), as determined by CBII.

If the Employee is no longer employed by the Company on the normal date an award is granted he is not eligible to receive an award, unless the Compensation and Organization Development Committee of the Board of Directors of Chiquita Brands International, Inc., in its complete discretion, chooses to grant him an award.

Any award allocated under the LTIP is absolutely discretionary and subject to the conditions set forth in the LTIP. The Employee notes that eligibility to take part in the LTIP is no guarantee of receipt of an award, and that the receipt of an award for a given performance period does not automatically ensure future awards or eligibility for continued or future participation under the LTIP.

At any time, CBII may, without prior notification to or consent of the Employee, amend, revise or terminate the LTIP.

SO AGREED on the date set forth below, next to the participant's signature.

Place, date	Rolle, Nov. 4th 2008

Participant's signature	/s/Michel Loeb